Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online;

•	any failure to maintain our existing relationships or build new relationships with fulfillment partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/fulfillment partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors;

•
problems with the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any difficulties we may encounter in connection with our acquisition of real estate or the design, construction or financing of the facility we are building to serve as our corporate headquarters or any transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with our Supplier Oasis Fulfillment Services or our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings or our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift from ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoin or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoin as an acceptable medium of exchange or otherwise;

•
competition, including competition from well-established competitors including Amazon.com, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally;

•	difficulties we may encounter in connection with our efforts to offer additional services to our customers, including insurance products and consumer financing;

•
difficulties we may encounter in connection with our efforts to develop code for the purposes of facilitating the creation of a decentralized facility for the trading of securities, and to create such a decentralized trading facility;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us obtained by the District Attorneys of a number of California counties as described in our periodic filings and the appeal we intend to file of the judgment against us in the Droplets patent infringement case;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•	the cost and availability of traditional and online advertising, and the results of our various brand building and marketing campaigns; and

•	the other risks described in our Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on October 28, 2014 (the “Form 10-Q”) or in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in the Form 10-Q. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q4 2014 Overstock.com Inc Earnings Call

EVENT DATE/TIME: JANUARY 29, 2015 / 04:30PM GMT

JANUARY 29, 2015 / 04:30PM GMT, OSTK - Q4 2014 Overstock.com Inc Earnings Call

CORPORATE PARTICIPANTS
Mark Griffin Overstock.com, Inc. - SVP, General Counsel
Patrick Byrne Overstock.com, Inc. - CEO
Robert Hughes Overstock.com, Inc. - SVP, Finance and Risk Management
Stormy Simon Overstock.com. Inc. - President

CONFERENCE CALL PARTICIPANTS
Scott Tilghman B. Riley & Co, - Analyst

PRESENTATION
Operator

Good day ladies and gentlemen and welcome to the Overstock.com Inc. fourth-quarter 2014 earnings conference call.

At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, today's program is being recorded. I would like to introduce the host for today's program, Stormy Simon, President, Overstock. Please go ahead.

Stormy Simon - Overstock.com. Inc. - President

Thanks, Jonathan. Good morning and welcome to the fourth-quarter and full-year 2014 earnings conference call. Joining me today are Dr. Patrick M. Byrne, our founder and CEO; and Robert Hughes, Senior Vice President of Finance and Risk Management.

I will turn the call over to Rob to highlight the financial results.

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Thank you Stormy. Before I cover the financial highlights, let me remind you that the following discussion and our responses to your questions reflect management's views as of today, January 29, 2015, and may include forward-looking statements. Actual results may differ materially.

Additional information about factors that could potentially impact our financial results is included in the press release filed this morning, the Form 10-K that we filed on February 27, 2014 and Form 10-Qs that we filed on April 29, 2014, July 29, 2014 and October 28, 2014.

During this call we will discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our investor relations website, contain additional disclosures regarding these non-GAAP measures including reconciliations of these measures to the most comparable GAAP measures.

Please review the safe harbor statement on slide 2. Turning to slide 3, Q4 total net revenue was $470.4 million, an 18% increase from last year. Q4 gross profit dollars increased 19% to $85.4 million and gross margin was 18.2%.

Q4 contribution was $48.3 million, a 19% increase from last year. Q4 2014 technology and G&A expenses combined increased 19% to $46.6 million. Pre-tax income for Q3 was $2.3 million and net income was $1.3 million. Operating cash flow for 2014 was $80.8 million compared to $83.6 million for 2013.

Patrick, with that let me turn the call back over to you.

Patrick Byrne - Overstock.com, Inc. - CEO

Thank you Robert and Stormy. Patrick here. I actually feel better and better about the business. Obviously the market has its own thinking. I feel better about the business than I have in a long time. Of course, there was this hickey in January. When did we get the judgment Mark?

Mark Griffin - Overstock.com, Inc. - SVP, General Counsel

16th

Patrick Byrne - Overstock.com, Inc. - CEO

16th of January we had a little surprise ultimately cost us $5.5 million in the quarter. But setting that aside we feel -- turning to slide 4, we feel -- we have the business, we are growing significantly faster than market again at 18%. We are out of those doldrums.

Slide 5, our gross profit growth is back heading the right direction at 19%. I think I've indicated the market -- people report different numbers for how fast E-commerce is growing. Amazon is growing 20%- plus in North America. But others -- I think that the high single-digits is probably if you take Amazon out that's about where things are, high single digits. I always think 15% or above is pretty good so I'm happy that our gross profit growth is back to 19%.

Slide 6, quarterly contribution growth 19%. Again -- so I feel -- if I look at these graphs and what I care about a lot is contribution growth, we call nectar.

Contribution. If we can have that growing, we can manage expenses around contribution.We've had a very good history of being able to manage expenses to what we say internally they are going to be.

Now what has been variable -- more variable than it should be is the growth, the top line growth and the contribution growth. But with contribution growing double digits, we can sort of manage the whole business around that. slide 7.

Again it drops to 10.3. It always drops in Q4. There's a mix shift in Q4 and there's a mix shift in a lot of electronics and low margin stuff gets sold.

Still not happy. I do think that our contribution margin should be higher. I have said 12.0% is I think really the sweet spot. And when we get above 12.0%, I think that it tends to stall out on us.

Slide 8, just want to compare this with -- so Overstock's contribution margin for Q4 shows up as 10.3% on slide 8. Just want to compare with a couple of people.

There is Amazon. Now Amazon, we have two lines representing them -- the black and the blue. And you can't really because they don't break out the numbers in a way that would let you know for sure when you take out the service business, their contribution margin is somewhere between 11.3% and negative 14%. Not sure -- But Wayfair, for example, their contribution margin is 0.5% in the last reported quarter, which if that is where it stays it kind of doesn't matter how much scale you get. So we think that -- well, we think that is worth noting.

Slide 9, technology and G&A expense. Quarter to quarter this isn't super meaningful, but you see that it is -- you see really what the effect is of these two massive lawsuit judgments in this Q4 and Q4 2013 have -- but with the red bars, you can see really where our G&A, our recurring G&A is.

Hopefully we don't have these kinds of big surprise judgments against us going forward. So I think that we have our G&A, we certainly have the G&A under control and what we are doing is we are building out technology.

What is happening more and more is I know that at some point I have talked about what we have as a business that we can grow the contribution and then have half of those dollars fall to bottom line. But somewhere about a year ago, I also said it's -- we are having so many opportunities to innovate, it is just I think that we have kind of the luxury unlike some of our competitors, who have to build out these internal systems and are losing a ton of money as they do it that we're able to keep our nose above the horizon. We are able to keep gaining some altitude.

Yes. We could -- as you will see in a minute -- we could choke back on innovation and spill out a lot -- $20 million more of profit and follow that rule saying as contribution grows we will have half fall to the bottom line. But as I have announced about a year ago, I don't think that is the right long-term strategy for us right now.

So there is slide 9. Slide 10 quarterly income, of course, is kind of thrown off by this tax NOL that we got last Q4. It doesn't mean much. So it is disappointing that Q4 came out where it did on net income, especially after this or given this $5.5 million cost associated with the lawsuit.

But slide 11, operating free cash flow. You know we have a nice healthy business. Certainly, we are spinning off a lot of cash and there was a day -- some years ago -- where people worried about our survival. We have a very strong cash flow and this is the $40 million free cash flow is after, not just a lot of internal investments in the business that we could turn off if would decided not to do certain expansions but there is another $17 million taken out of this past year that goes towards building a new headquarters and that we paid cash for land and all kinds of things. So we have a nice business that is spinning off plenty of cash.

Slide 12, 42 turns on a GAAP basis -- 4.4 direct, which I still think is too low. We have a new team over analytics and sourcing analytics, and I would love to see this get over 6% or even 7% or 8% on a non- GAAP basis but internal basis.

Slide 13, 960% -- 958% GMROI.

Slide 14, unique customers and cost per customer. You see a slight increase in both the cost per customer, up to $15 and in the unique customers -- Q4 versus Q4.

New customers, slide 15. Another modest increase, 9% increase.

Customer orders, slide 16. Customer orders and average order size sort of a healthy increase in average order size again up another $10 from Q4 last year. Of course, this always drops during Q4.

Slide 17, gross profit about per transaction also up about the same amount.

So now with slide 18, I don't want to be in the except for business but except for this big surprise on January 16, I actually thought the quarter had worked out. We had a slow start to the year but we came bouncing back nicely in Q4. The operations of the business are humming and I was quite happy with them. This was quite a disappointment -- this news on January 16.

But if you look at the fundamentals of the business, I thought that the year came out -- got off to a slow start. We had some trouble, we said we would adjust on the fly and over Q3 and Q4 we did and I thought our operations delivered a nice result in Q4 until we had that surprise down in Texas.

Now with that said, Rob, we don't you go over 2014.

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Okay. 2014 total net revenue was $1.5 billion, a 15% increase from last year. 2014 gross profit dollar increased 13% to $279.1 million and gross margin was 18.6%.

2014 contribution was $169.6 million, a 9% increase from last year.

2014 tech and G&A expenses combined increased 13% to $158 million.

And pre-tax income was $13.2 million and net income was $8.8 million.

Patrick Byrne - Overstock.com, Inc. - CEO

And same operating cash flow. Okay. Slide 19, so annual revenue 15% increase. We're at the bottom end of what I think of is good for us but happy that got back there.

Slide 16, annual gross profit growth, 13%. Again, got off to a slow start here and we came charging back -- 19% in Q4. But for the year, it was 13%.

Next slide 21, kind of the same story on contribution growth. 9% for the year is sub-par. I think about where the industry is growing overall but we should really be able to get -- definitely have this in double digits and I think that 15% or north of 15%. I would think of 15% as acceptable and 20% is good. 9% for the year is unacceptable so sorry we let you down.

Slide 22, gross margin, contribution margins. It did come down from last year. Again, that is really the first half of this year it was weak. But we have come back over and I think 12.0% is the place we want to be operating.

Slide 23, this starts getting more meaningful and I think you can see a little bit clearer here than you could on the quarterly which is going to have a lot of quarter-to-quarter noise.

As the red line indicate, our G&A as a percentage of revenue is coming down nicely -- 5.2% to 4.8% in one year is fine. On our tech moving up to 5.8%, that is moving in that direction that we want it to. We are really evolving into being a tech company. We see tremendous opportunities.

What we really see is there is a place that all the big guys were driving -- eBay, Google, Amazon, us. There is a business model that we are all driving towards. In a sense, it is the same. Well, it is not the same business model, it's the same set of functions that our business models are attempting to solve in a different way.

But we are all, I think, evolving towards the same place. We have this list of business functions that have to be accomplished and we have broken the innovation bottleneck in this company in my view in the last two years. We have gotten really good at building out quickly, agile, designing systems and build them out better than we ever have in our history and I'm taking advantage of that. I'm sinking millions into things and it shows up here but I want to point out that it is the tech spending is going up and the G&A is going down, which is what I like seeing happen.

Slide 24, annual net income $8.8 million. Again, that is after $5.5 million of costs related to this lawsuit.

Do I see myself worrying about growing this steadily or is that more vital than staying profitable while -- put it this way.

I think we are the only -- we have had now 12 quarters of GAAP profitability. Last I checked, I'm not sure there is another pure play out there publicly traded. I can't think of any. Well, I don't have them all in detail like I used to but I know Amazon isn't and I know we have had 12 straight quarters of every quarter being GAAP profitable. So we have got -- we have really got things -- we are running a tight ship tighter than it has run and we have got some things dialed in so really comes down to strategic decisions.

I would love to see the net income moving up. But the truth is if is a choice between that and there is really this terra nua waiting to be occupied, nobody has gotten all of the functions done. Nobody has -- none of the big players have gotten there yet.

You know Channel Advisors is another one, I shouldn't have left out. In a sense, we are all driving towards the same business. I'm in a real rush to get all of those modules done and integrated and working. And it is important to do that. More important to me to do that than to see this number growing 15% a year.

Corporate employees. So this is tech and G&A. You see an increase in that. And we are actually kind of busting at the seams. We will be in our new place in a year and a half and we will be just right.

Key innovations, page 26. bitcoin, pets, farmers market, insurance, supply chain and SOFS, private label credit card and Medici.

You should know that these cost us this year about $11.5 million direct and on a fully burdened basis you might think of that as $23 million. $23 million of expense that we could choose not to do and just stick with what we have but we chose to do these things.

So this set of innovations would have taken us a lot longer five years ago. We've got so we can dream up projects like this, research them and spit them out quite quickly.

And the constellation of projects, I think, are going to make a little bit more sense to people a year from now than they do necessarily right now.

So with that said, we can go to questions. I see there are a number of questions have been mailed in. Shall I start hitting these questions and then we'll go to Q&A on the phone?

QUESTION AND ANSWER
Editor

Okay. From Glen Surowiec. "How do you assess Overstock's historical record on creating value for its shareholders?

I see much to applaud. Revenue growth, et cetera. You keep subscribing to Ben Graham says the long-term in the markets is a weighing machine. What are we going to do in the next 10 years different than the last decade?

I believe Overstock is a great company in many ways but the stock price is essentially the same as it was eight years ago. This lack of value creation can't be ignored."

Patrick Byrne - Overstock.com, Inc. - CEO

You know truth is my answer is my job isn't the stock price. My job is the company. We built a profitable $1.5 billion pure play E-commerce company that's been profitable every quarter for the last 12 quarters. Not sure how many more companies like that there are out there. What the market -- how you folks value that is kind of how you folks value that.

That is not my job. And I think Ben Graham was right then and I think he is right now and I think I am not going to change anything in order to move the stock price. We are just going to keep focusing on building the value.

You know, I see these other companies smaller than us growing about the same size as us losing a fortune and being told they are worth five times us. I'm not going to try to copy them in any way.

I do have to point out.

We know for a fact -- so this is going back eight years. We know that for a fact that in these eight years our stock was manipulated by powerful players. We have a lawsuit about that. The lawsuit -- it concerns Merrill Lynch and Goldman Sachs but it also concerns a couple of guys, Hazan and Arenstein that have been dinged very big fines. I see our lawyer here is starting to squirm.

Now that law suit got through the appellate system. It is intact against Merrill Lynch. Goldman Sachs is out for now on it's jurisdictional issue but it has all been kicked up to the California Supreme Court and we will know in a another couple of months I think whether they are going to examine the case or not.

But we know that for at least some of this period, our stock was heavily manipulated and we don't have data towards more recent years. There is some reason to think that those days aren't over and they just moved into new areas in order to accomplish the same thing, which is another reason I say -- look.

At the end of the day, the stock price is the stock price. What we focus on here is building value in the business. I think we have built about $1.5 billion growing 19% and making money consistently and with really huge opportunities.

And we have finally -- gosh, it has just been like the last two years, three years -- two years, two or three years where we really -- technology is no longer the bain of my existence. Technology is our friend. We have really gotten agile and can do all kinds of things to let us seize opportunities that were a real struggle five or six years ago.

My instincts are generally different than the markets. Or sometimes when the market has been real happy, I have been down and sometimes vice versa.

But again we create value for our shareholders by building a better and bigger business with a stronger brand that is staying profitable and integrating these new channels and bringing these new online that Stormy is behind and driving.

And that is how we build. And I realize if I even could lie and say we are going to do something different in order to drive the stock price. I wouldn't even know what endthat thing is going to be X. I have no idea what X would be. I would be lying to you. But I would truly be lying if I even said it because I'm not going to do anything in an attempt to drive our stock price.

However, Glen, that is respectfully and thank you for a good question. I can understand. It is a fair question. I wouldn't know how to do anything differently than we are.

From Todd Ammons, Grandmaster Capital. "Can you explain the year-over-year increase in both accounts payable and accrued liabilities? How much is seasonality? How much of the expenditures for fixed assets$41 million is for internal use software website?"

Rob, why don't you take that?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Okay. The increase in accounts payable and accrued liabilities and in cash is that they always reach their peak at year end due to holiday sales, and then if you look at them year over year that increases due largely to the increased sales growth that we had in this Q4.

On the expenditures for fixed assets -- let me comment on that. The internal use software website development is $14 million. As Patrick mentioned earlier, I think, we had about $17 million for our new corporate headquarters including the purchase of land, and the other $10 million related primarily to our IT infrastructure, and that includes things like expanding our data warehouse, upgrades to the ERP hardware and upgrades to our IT data storage systems.

Patrick Byrne - Overstock.com, Inc. - CEO

Thank you. Vincent Poon asks -- will the company be spinning out Medici as a separately publicly traded company and why doesn't the board have a stock repurchase authorization in place even if it is not immediately used?

You know I thought that we typically did always run with one in place. I would have to check the minutes, if we still have one authorized. But any case, the truth is if it was authorized it was so many years ago we would have to reauthorize is. But I think that is a good idea and we will be having a board meeting next week and I am sure this will be a subject of discussion.

There is another question. The plans for Medici as a separately publicly traded company. I have considered that. I have considered could there be a tax free spinoff of stock in Medici if that day ever comes?

Don't really know. I do see the logic of once this has been incubated spitting it out.

Once this is ready to leave dry dock, what should the ownership structure be? Should we be dividending out shares in it?

You know I don't know yet. Right now, we are focusing on designing and building this destroyer.

I will say that I think we are making faster progress on this than we had anticipated and I expect that before we speak again, we will have significant news. We will have a development here before we speak again in May. So that shows real progress.

I think that we have come farther along on the goal of Medici than the world understands. We are farther along than we thought was possible back in October as we were getting it organized.

So I see others. Stand by just a moment please.

What are Overstock's plans for the shelf offerings we filed in Q4?

No plans whatsoever. And I certainly don't want to issue stock here. We don't need the capital. We have tons of cash. We are generating lots of cash.

My pop -- may he rest in peace. It was always his mantra. You always keep yourself offering on a shelf or you don't wait till the day you need it. So you don't want to be in the position of wanting to do an offering, and then filing the shelf. You want to have the shelf there so if the day ever comes.

And what are these good for, four years, Mark or five years?

Mark Griffin - Overstock.com, Inc. - SVP, General Counsel

I believe they are three or four.

Patrick Byrne - Overstock.com, Inc. - CEO

We filed in Q4 and that just a renewal or extension of what was already there.

Mark Griffin - Overstock.com, Inc. - SVP, General Counsel

Yes.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. We have no plans to issue stock at this price.

Is Overstock selling in China now? If so, will China be a material contribution to sales in 2015?

We are not really selling anything in China other than what is being ordered and shipped there. We are opening a warehouse in Q2 in China. The last steps of the integration are being accomplished now. We will be open in Q2 and we will be selling into China from our warehouse in China in Q2.

Patrick Byrne - Overstock.com, Inc. - CEO

Regarding your key innovations, do you think they will be a distraction from the main business?

No, I don't. I don't at all.

"And if not, why not? Please explain how the seemingly disjointed innovations create synergies? Which have the most promise and why? Thank you."

Fair set of questions. They certainly don't act as a distraction. Stormy and I -- since Stormy has become president this is working beautifully.

The business model as you know it, as you see it from the outside, is what Stormy is running now and is a beautiful operator. Stormy is a beautiful operator of these different programs.

Digging through definitely finding ways to improve the way different departments run and are managed and so forth.

I am down here in a different part of the building basically with several dozen developers and business people and we are developing these different projects. They are not a distraction. It is really quite isolated. It is a set of projects we can turn off any time we want.

The total expense is about 15% of the total expenses of the rest of the business so basically we have an innovation budget that is around 15% of what this sort of in-line expense budget is setting aside marketing.

So for example, Bitcoin. Bitcoin costs us directly -- we figure about $400,000 to get integrated and live with all of the people we had on it and such. We might allocate another $400,000 to that totallying $800,000.

It was a bit of a disappointment incidentally, Bitcoin. I thought we would do at least $6 million or $7 million this year. And after the first month of sales, that seemed plausible. I thought at least four would come domestically (or five) another will be a couple from international, and the truth is nothing international showed up, almost no international sales, and the domestic sales came in at $3 million. So a bit of a disappointment. That was worth $400,000 in other ways.

These things are not as disjointed as you may imagine. So for example, pet adoptions. Pet adoptions -- first just in terms of the big picture.

Management time. Stormy has all of the operations of Overstock as you know. It totally under her thumb managed beautifully. I have got Dave down here in the incubator and we are building out all kinds of things. Some of them don't work. Some of them work beautifully. Some have added very significantly to the bottom line and the top line in the last year. I am not going to tell you which is which.

And some of these things you see us to that you might wonder like pet adoptions. How is that going to make us any money?

The truth is pet adoptions was easy to do. It cost us about $400,000 worth of people's time to do. It let us get better at some technologies.

We have gotten very good at search and internal search.Search is a horrible experience in most sites in my view. Come on our site and search for stuff now. It can be better but I think it is so much better than it was. And I think it is actually search on our site versus a lot of our competitors, you will how much easier it is to filter and find what you are looking for.

So we applied that to integrating to all these pet shelters. First of all that gave us some practice in expanding our knowledge of search and we had to sort of get better at this technology. And that is good for us. That is a good exercise.

In addition and the process of developing I think for pet adoptions, we had to develop a module that says -- okay. I want to adopt a pet. I'm in this zip code. I want to look within 50 miles.

Well, there is really kind of an ulterior motive for adopting that -- for building that module. There's other uses we can put this module of code to just in our main in line business so it has real -- what economists would call, externality, to do some of these innovations.

To some degree, what they are are vehicles for us to develop things that we really need to develop to make our in line -- our normal business better, anyway.

So it has externalities. They are not that expensive and the ones that are expensive have contributed many tens of millions of dollars in sales this year -- some of these innovations. And when I think of them all together -- well, obviously I don't want to disclose what we have done so well.

But we think that having this sort of greenhouse that is taking up an additional 15% -- so in other words, we could cut our expense structure by that 15% any time we want by stopping -- doing these things. But we are doing them both because some of them bring -- have externalities that by accomplishing them, we are actually getting code and functionality that our business expansion and main business needs and also some of them intrinsically just really do create real value so I will stop there.

So, that's that question Any other questions have come in? Or shall we go to -- Jonathan, moderator of the call, please open the floor for questions.

QUESTION AND ANSWER
Operator

(Operator Instructions). Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley & Co, - Analyst

I have a few questions for you. First off, with the discussion around the various modules and getting those up and running, it seems like you have largely made the decision to invest rather than acquire some of those capabilities and I'm wondering if that is going to be the case going forward or if you see any potential tuck in opportunities?

Patrick Byrne - Overstock.com, Inc. - CEO

I really don't. We do have people come to us with companies and either they are priced at way beyond -- far beyond what we could build the technology for ourselves. Or even if it might look reasonable that we could buy them, by the time you get we had something recently come to us in Europe -- a small company that might have been a vehicle for us to move into the European market.

We have liquidated 19 dotcoms within the US and some we bought and some we just bought the inventory. Anyway, I am not a big fan of acquiring any of these companies and I've always been against the philosophy -- not this year. We can do it better ourselves.

I have been the guy against that. But boy, I have become reluctant -- I have reluctantly approached the point where I think we are -- we have gotten so good at designing and building software that works perfectly for us. I don't see buying other technology companies.

Now we do buy -- we bought the inventory of Bidz last quarter.We have really revised where we started off -- the game of going after big bankruptcies. And there's others on the horizon right now and other nice one on the horizon right now.

And actually I should mention the Bidz inventory kind of hurt our inventory turns numbers because it was a ton of jewelry. Have we disclosed what we paid for?

Stormy Simon - Overstock.com. Inc. - President

No

Patrick Byrne - Overstock.com, Inc. - CEO

Okay.

Stormy Simon - Overstock.com. Inc. - President

We got a good deal.

Patrick Byrne - Overstock.com, Inc. - CEO

We had a good deal-

Scott Tilghman - B. Riley & Co, - Analyst

Fair enough.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes.

Stormy Simon - Overstock.com. Inc. - President

It's a great deal. Right.

Patrick Byrne - Overstock.com, Inc. - CEO

It's weighing down our balance sheet now. Hopefully we should be able to get through it as we go through Valentine's Day - a lot of it.

But anyway -- so other than buying inventories, I really think it is unlikely you will see us buy a company unless something really came to us on a song. It is such a distraction trying to integrate these other companies.

Scott Tilghman - B. Riley & Co, - Analyst

That is helpful. The second I wanted to touch on the streaming announcement. Obviously, everyone wants to be involved there but one of the key expenses is content. I am wondering if you found a way to perhaps not take on as much costs in trying to ramp up that capability.

Patrick Byrne - Overstock.com, Inc. - CEO

We think we have a way of getting this live probably by the middle of this year without big upfront capital costs with hardly any other than some integration.

See, what happened is here there are a number of companies that have built good systems -- very good systems, in some cases, good platforms. They built it and now they have realized they don't have any way of getting traffic, and it is so expensive to get the traffic.

Our traffic is now 25 million to 40 million unique visitors a month per Internet Retailer; 30 million average month in 2014. We have got the traffic.

There are two companies in particular that built very good platforms that we can do deals where they are powering this tab and getting us into the business and that is the direction we are going to take and it will take essentially no upfront capital. It will take some time for some development teams to work and do integrations. But no, we are not going to go ahead and spend millions acquiring capital.

There is really two different platforms. There is AVOD and SVOD. AVOD -- audio visual on demand. That is something like iTunes. That we can get live without any capital.

And then if we do start offering subscription, which is more like Netflix, we would probably start with a narrow range -- a few hundred titles -- for your subscription. But through analytics, we can figure out what are the few hundred titles that most of our customers would like to see this month.

So start off with a very narrow band in the SVOD and then gradually thicken it, which is I think how the other guys have done the same thing. But anyway you should not expect any large expenses associated with getting these new platforms live. And it won't be just movies -- movies, games, music, books. All of it.

Scott Tilghman - B. Riley & Co, - Analyst

Thanks. The other area I wanted to focus on is marketing. And a few different parts to question.

One being just an update on your philosophy in balancing promotion with gross profit dollars, do you think you can get the contribution margins back to the 12% level in 2015? And related -- this was called out in release -- are there structural changes in marking that we should think about just from a cost standpoint going forward or were some of those elevated expenses unique to fourth quarter?

Patrick Byrne - Overstock.com, Inc. - CEO

Well, good question. Why don't I start, and if Stormy who is now running marketing wants to join in or I will just take it. There is a structural shift. Our Club O is doing well. And since I've disclosed the numbers in the past, I will disclose now. Club O is now 20% of our sales and it is growing very rapidly. I am a big fan of Club O versus coupons. We have spent a ton of money every year on coupon, and I think of that as largesse to the customers. And I much rather focus largesse not to customers who are just out there waiting for a coupon but those who have actually made a commitment to us and the commitment is they have joined Club O.

So what I really going to be -- and this is a big opportunity -- is really dramatically weaning ourselves off the coupons but shoving all those funds in a sense, largesse or benefit towards our Club O customers.

They are hard to do that in the past because the Club O pipeline wasn't thick enough. We actually spent about $30 million a year on coupon and that part of the slight difference between the way we count revenue and the way GAAP does but we were spending $30 million on coupons. I would love to see the day where we are never giving a coupon to the non-Club O world but we are pouring it in to the Club O world. So I think that may have a significant effect on the efficiency of our marketing, as we make that shift ourself.

And Stormy is personally running Marketing. Actually a wonderful fellow took it over two years ago -- a technologist -- and got the technology really enhanced and now Stormy has been there directly herself. And I know that she thinks there is lots of opportunities and improvement in Marketing.

Do you want to say anything about that, Stormy? She holds her cards close to her chest.

Stormy Simon - Overstock.com. Inc. - President

I do. Will I say I am extremely proud of the results of what we spent in marketing? No, I won't but I will say that the longer I spend there the more I realize how steep a competitive environment is and while all these other firms are out raising all this money and being able to spend so much on their marketing dollars and then being rewarded for it, we are spending it with what we make.

So while it may seem like a high percentage, it is actually to keep us relevant and competitive. And everybody knows out there that the E-commerce market 15 years ago is very different than it is today.

And so in order to continue to innovate with what consumers want, which is, sites like Pinterest and content, which we are answering with a Video on Demand but there is a lot of things that go into marketing and it is really including engagement and consumer tools that make them choose your site as a destination. And in that sense, we are going to continue to invest because we have to continue to be relevant, and that is just where it lands.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. I would add. In the early days of the company, I thought we had a real edge in marketing and there were just big gaping arbitrages that you Wall Street guys would have salivated over in marketplace for online advertising. It was ridiculous. Nobody was measuring themselves correctly and there was great big gaping holes. You could buy things that had 100 times, that were mispriced by a hundred. No kidding. There were things that were mispriced in both directions by a hundred fold.

It isn't like that now. Everybody is smart enough. They don't have these great big holes. And I think that we did lose our edge for a number of years. In the early days, we felt like we were 40 IQ points smarter than the industry, in a sense that's why we were growing 100% over and over, year after year because no one else had figured this out. Well, the basics have all been figured out. So our mission -- and so the beta, I don't think we act dumber than the industry but sort of stayed about where the industry was.

In the last two years -- well, I will put it this way. Now, I feel better about our marketing department than I have ever felt or that I have felt in about 12 years. I feel better about the people in it -- the management structure, who is on top of what. I mean we really, for the first time, I am feeling very relieved with Stormy over this, the executive she has in place. I feel really good about our marketing department.

And there are big opportunities. One of the big ones to me, and that is just an example. We spent $30 million on coupons. I would love that it be $30 million of largesse to the Club O members. And now that Club O is growing so quickly, we are not going to do any sudden gear shift because when you shift gears bad things happen. You spin out. So it is going to be a transition.

So that is something that can dramatically affect our economics but we don't know what it is other than our Club O is growing at triple-digit rates and we have other plans for expanding it dramatically so I will stop there.

Scott Tilghman - B. Riley & Co, - Analyst

I just wanted to clarify, though when the commentary around the sponsored search and display ad spending that was in the release, are you shifting dollars in there or it is costing you a little bit more? And should we expect that to go forward? Or is that somewhat unique to the holiday period?

Stormy Simon - Overstock.com. Inc. - President

Well, I think that it gets more and more expensive due to the number of people playing there.

Patrick Byrne - Overstock.com, Inc. - CEO

Bidding up.

Stormy Simon - Overstock.com. Inc. - President

Yes. Strictly by the competitors or folks buying your terms, that space just gets more and more expensive.

Patrick Byrne - Overstock.com, Inc. - CEO

However, we can still get smarter there. You can get smarter in terms of understanding, say, the long-term not just looking at the gross profit made off a transaction when you buy some term but what kind of customer do you get. And then can you fiddle with their reengagement rates and things like that. So that is what I mean when I say getting smarter. And some of these areas I think we are p as good at the game but some we have places to improve.

Scott Tilghman - B. Riley & Co, - Analyst

Thanks. I will get back in queue. I have got a few more for you.

Patrick Byrne - Overstock.com, Inc. - CEO

Okay. Jonathan, are there any other questions besides, Scott?

Operator

I'm not showing any further questions in the queue at this time. (Operator Instructions)

Scott, B. Riley.

Scott Tilghman - B. Riley & Co, - Analyst

I'm back.

Patrick Byrne - Overstock.com, Inc. - CEO

Hi, Scott.

Stormy Simon - Overstock.com. Inc. - President

Hi, Scott.

Scott Tilghman - B. Riley & Co, - Analyst

The two quick questions. One, on gross margins we have seen nice improvement over the last two years. But the one exception has really been in the fourth quarter period. Recognizing that mix is a portion of that, I'm still wondering why there isn't a little bit more improvement, given the overall trends we have seen through the past two fiscal years?

Patrick Byrne - Overstock.com, Inc. - CEO

Well, for the Q4 itself, let me -- Rob, do you want to answer that?

Yes. I would say that I would have expected this to be a little bit stronger in Q4 -- more of an improvement versus last year than just a tenth of a percent.

Stormy or Rob, do you want to address that?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Well, I think we got more of the benefit in earlier periods from the shift to home from our other categories. And that has played out nicely. But we don't proportionately get as much improvement in those businesses. And some of our other businesses are going well, but they aren't as at higher margins and they grew nicely in the fourth quarter as well.

Scott Tilghman - B. Riley & Co, - Analyst

Okay. No. I was just looking at it. The first three quarters, if we look back to 2012 we are all up 70, 80 basis points, whereas Q4 it was only up about 30 so that is why I was wondering what the mix or what is causing that delta, whether it is simply the mix around the holidays or if there were some other components in there?

The other thing I wanted to ask -- and this is more of a philosophical question. With the planned change in eBay structure, you are going to have a more streamlined business that is fairly well capitalized. If they wanted to make an acquisition -- and this is probably for you, Patrick, more than anyone else -- is that something that you would be open to or do you feel like you have a lot of opportunity ahead of you that you would not want to accept any offers?

Patrick Byrne - Overstock.com, Inc. - CEO

I'm not interested in anything like this price. I think there is tremendous opportunity. On any sort of ratio you compare us to the market, we sell at a huge discount.

Scott Tilghman - B. Riley & Co, - Analyst

Absolutely.

Patrick Byrne - Overstock.com, Inc. - CEO

So, we are always open to hearing from people but I wouldn't -- if somebody came and said -- we will talk about making an offer up 30 from today's price or something. I would say save yourself the dime. I think that we are worth multiples of where we are currently trading.

There are various players besides the one you mentioned who make sort of informal contacts. It's kind of hard to judge them because it is sort of -- hey, you should know this guy and he wants to give you a call and such.

So it is not out of the question. If I thought that we played out our hand, yes, I would be the first to say --- let's maximize this in a sale to somebody.

I do sometimes think not the from the CEO point of view but from the gods of economics. I can see this makes perfect sense for certain companies out there strategically. It would make perfect sense for them to acquire. And I don't want to say names because I don't want to give any ideas.

When I put on my visors as looking at how the gods of economics see it, I think would be perfect opportunity strategically for several companies out there in the discourse. But it is no something we push at all and I will just leave it at that.

Scott Tilghman - B. Riley & Co, - Analyst

Fair enough. One question I had overlooked and I promise this is the last one. I just wanted to get your sense of the promotional environment. Obviously you have a newly public competitor. This was their first holiday season following their IPO. A number of other retailers have made various comments around the promotional activities. Some saying the same as last year, some saying better, some worse. Jut wanted to get your read on how things looked pre-Christmas and how things are shaping you here in the early part of the year.

Patrick Byrne - Overstock.com, Inc. - CEO

I will let Stormy hit that first. What do you want to say about the competitive environment in Q4?

Stormy Simon - Overstock.com. Inc. - President

It was tough. I mean everybody was racing to the bottom on price. And, yes, the competitors are on our radar and we are watching them and I think we have differentiated ourselves in this commerce space a few ways and then there are some places where we are playing me too.

With our supplier oasis fulfillment services, I would have loved to have started that a few years ago. We are investing heavily and I actually -- Patrick had earlier said there were things we would turn off. I would not turn off that initiative. I would keep that going. I think we are going to be better at it than anybody else and I know our prices are better.

For Q4, going back to the competitors, I think what makes us different is we are not a marketplace. We drive value with each of our products and then we complement that with promotional sales and pricing. The big competitor I think you may be talking about is Wayfair in home. They don't offer everything we do. We have a fanatic customer base about the products that we offer and are seeing huge growth in various categories.

Promotionally we stay competitive. And whether that is site sales or coupons, we are going to do everything we can do to keep our market share and engage our consumers deeper than we have in the previous years. Q1, I think we are doing a pretty good job of doing that.

Patrick Byrne - Overstock.com, Inc. - CEO

I will add to that something. Wayfair, I think probably got more momentum in our areas than we should have let them before we responded. But thanks to Stormy in our supplier area and it is a big pond and we were happy with the suppliers. They came into the pond and they were getting other suppliers and such.

We have really, in the last year or a year and a half, Stormy has taken a very aggressive attitude towards that pond of potential suppliers and we think that we are actually shifting -- we think we are making great progress versus Wayfair and shifting. We have a lot of loyalty in that world and we think we are actually -- to be honest both Amazon and Wayfair suppliers -- they have different reasons.

Amazon has its own reasons to have ticked off its suppliers but we think we made really good headway and have at least stopped. If it is a battle of the bulge, we stopped the outbreak of Wayfair and we think we are even rolling them back some in terms of their suppliers and Stormy just came from a show. They are starting -- they are having to really squeeze their suppliers. They know that they have got to start showing Wall Street something. And their new strategy has become go and bully their suppliers and so we are getting a lot of people coming to us.

Stormy Simon - Overstock.com. Inc. - President

Well, I would say just outside of them as competitors, Overstock stayed true to not becoming a marketplace. We still stand behind every product. Everything that is sold here is done with a partnership with our suppliers and I think consumers appreciate that. They know who they will call should something go wrong with their order. And while we keep an eye on our competitors, we can't be afraid to take them on. And with that being said I'm aware, but we are going to stand strong.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. We probably were not as aggressive as we should have been several years ago and letting them get the toehold in even this world of suppliers but we have taken an aggressive posture now in the world of home suppliers and things are going quite nicely.

Stormy Simon - Overstock.com. Inc. - President

Yes. And they just raised a ton of money and we are going to remain profitable.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. We have a constraint. We are being profitable. Last I saw, they had lost $50 million or $60 million halfway through year and I think my understanding is they are putting the word out that Wall Street isn't going to tolerate that for much longer and they got to turn and now start kicking at the hide]of their suppliers and that is what suppliers are saying to us as they come back in our door.

Scott Tilghman - B. Riley & Co, - Analyst

Great. Thanks for the color and the time.

Stormy Simon - Overstock.com. Inc. - President

Thanks, Scott.

Operator

Thank you. This does conclude the question-and-answer session for today's program. I would like to hand the program back for any further remarks.

Stormy Simon - Overstock.com. Inc. - President

Thank you. I have nothing further.

Patrick Byrne - Overstock.com, Inc. - CEO

You have nothing further?

Stormy Simon - Overstock.com. Inc. - President

Nothing further.

Patrick Byrne - Overstock.com, Inc. - CEO

I have. It is funny. I think I have told people the Costanza story from Seinfeld where --remember Costanza -- there is one episode where he decides to do what is backwards of whatever he thinks because I actually feel competitively solid where we are. I am so thrilled that we are able to be innovating like we are now and that Stormy is running the company and making some of the changes internally that she has made and so forth. I think we really have got our ducks in a row.

It is a strategic change for us that we have gotten to in the last year of realizing that rather thanworrying about taking pre-tax operating income, $18 million to $20 million to $22 million to $24 million, until we have run out of these innovations we want to do, we think that there is still an opportunity to build something that no one is there yet where no one has really hasn't has everything we are thinking of and we think that when it all connects up.

And it should be obvious this year. Our strategy should become obvious, I think, sometime over the course of this year -- more obvious than it is now. I'm actually quite excited that -- I feel like we are really moving the ball in a way that sometimes I felt we were fumbling or having trouble making first downs and I feel that we are really moving the ball now.

Stormy Simon - Overstock.com. Inc. - President

Yes. I would agree. And that the question from Glen and appreciate him owning stock for eight years and agreed. I'm not sure why we are not being seen for the value that we are absolutely creating but to Patrick's point, we have to run the business and that is our commitment. You know, hopefully the stock price should follow when you look at other people in the same space that it is following them they are not doing what we are doing.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. I mean we can lose $100 million a year two and be growing at 60%, 70%.

Stormy Simon - Overstock.com. Inc. - President

I know you guys would really be mad.

Patrick Byrne - Overstock.com, Inc. - CEO

Yes. Or we can go lose $100 million and add $1 billion or more sales but that is not how we want it do things.

Stormy Simon - Overstock.com. Inc. - President

I guess that is it now. We have nothing further.

Patrick Byrne - Overstock.com, Inc. - CEO

Now, we have nothing further. Rob?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

No

Patrick Byrne - Overstock.com, Inc. - CEO

Mark Griffin, General Council, do want to excoriate me or?

Mark Griffin - Overstock.com, Inc. - SVP, General Counsel

No.

Patrick Byrne - Overstock.com, Inc. - CEO

Have I said anything you need to clean up?

Stormy Simon - Overstock.com. Inc. - President

No.

Mark Griffin - Overstock.com, Inc. - SVP, General Counsel

You said it well.

Stormy Simon - Overstock.com. Inc. - President

We appreciate your time, support and investment.

Patrick Byrne - Overstock.com, Inc. - CEO

Thank you, folks.

Operator

Thank you. Ladies and gentlemen for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

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